Exhibit 10.40

PRIVATE LABEL CONSUMER LENDING PROGRAM AGREEMENT

This Private Label Consumer Lending Program Agreement (“Agreement”) is entered into as of October 15, 2021 (“Effective Date”) by and between Better Mortgage Corporation and its affiliates, with its principal place of business at 175 Greenwich, Fl. 59, New York, NY 10007 (“Better”), and Notable Finance, LLC, with its principal place of business at Six Landmark Square, Floor 4, Stamford, CT 06901 (“Notable”).

Better and Notable may be referred to individually in this Agreement as a “Party” and together as “Parties.” “Affiliate” means, with respect to a Party, a party that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Party. For purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, whether through the ownership or voting capital stock or equity, by contract or otherwise and includes subsidiaries.

WHEREAS, Better is engaged in the origination, purchase, and refinance of residential mortgage loans offered through the Better.com website. Pursuant to the terms and conditions of this Agreement, the Loan Program (defined below) shall be offered in connection with the rewards program offered through Better HoldCo. to customers of affiliated companies, including Better Mortgage Corporation, and which consists of special offers and rewards for customers (“Better Rewards Program”).

WHEREAS, Notable is a fintech lender specializing in consumer loans and is engaged in the consulting, design, marketing, administration, facilitation, origination and servicing of consumer-purpose loan programs through its technology platform.

WHEREAS, Notable is establishing programs to extend private label lending products, accessed by consumers in a reloadable or non-reloadable prepaid card form, to qualified consumers for the purchase of home improvement goods and services.

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Notable will provide, subject to each applicant’s credit approval, a customized, private label consumer loan program ( “Program”), which will be structured to include a non-revolving personal line of credit, (with the unpaid principal balance converting to a closed-end, multiyear unsecured personal loan following the designated draw period, to qualified customers of Better (“Better Customers”).

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I — ESTABLISHMENT AND SCOPE OF THE PROGRAM

1.1 Establishment of the Program. The Parties are entering into this Agreement to establish a private label Program, which will be made available to qualified Better Customers for the financing of purchases of home improvement products and services (the “Home Improvement Loans”) in accordance with the terms of this Agreement.

1.2 Scope of the Program.

(a)

Better will make the Program available to Better Customers, including through marketing, and Notable will extend based on its underwriting guidelines Home Improvement Loans directly to qualified Better Customers under the Program to be used by Better Customers solely for home improvement related expenses.

(b)

The Program is intended to be used by qualified Better Customers for home improvement purchases and Notable will not knowingly extend credit under the Program for purchases made primarily for commercial or business purposes, or for purposes other than those related to home improvement purchases.

(c)

The Parties hereby acknowledge that Better has no right, power or authority, express or implied, to originate any Program loan products or to negotiate the terms of the Home Improvement Loans on behalf of Notable. Notable has the sole discretion to underwrite and decision applications for the Home Improvement Loans and to make any underwriting or credit decisions with respect to any Program loan products.

(d)	The Home Improvement Loan product characteristics may be modified or updated by Notable from time to time with consent from Better and its financial partners.

1.3 Fees and Payment. Better agrees to pay Notable a fee [***] pursuant to this Agreement, which fee represents Better’s compensation to Notable as a result of the agreed upon interests rates offered as a benefit to Better Customers pursuant to the Better Rewards Program for the Home Improvement Loan Program to defray the origination fees that would otherwise be passed on to Better Customers. The amounts owed to Notable shall be offset, to the extent applicable, by the amounts due to Better under Section 2.1(c) of this Agreement. Upon execution of this Agreement, Better shall be invoiced by Notable for [***] loans to be originated, which payment shall be due within [***] of invoice. Notable shall provide Better with a periodic statement of originated Home Improvement Loans as an accounting to validate when Notable has completed [***] loans for which Better has repaid the fees due under this Agreement.

ARTICLE II — RESPONSIBILITIES UNDER THE PROGRAM

2.1 Notable’s Responsibilities. In addition to its other obligations set forth elsewhere in this Agreement, the Parties agree that during the Term, Notable will:

(a)	originate, service, and collect on Home Improvement Loans as further described herein;

(b)

offer the Program to Better Customers pursuant to the Better Home Improvement Loan agreed-upon marketing documents and other related Better Home Loan documents; disburse the Home Improvement Loan cards under the Program by a physical debit card that allow for merchant/vendor payments (“Home Improvement Loan Card” or “Card”) as well as cash draws or check requests if additional parameters are agreed to by all parties and according to the terms and conditions of the Better Home Loan by Notable Disclosure and Loan Agreement;

(c)

collect and remit to Better any and all interchange fees generated by Better Customers utilizing the Notable Cards for all funds spent via the Home Improvement Loan Card. Notable will use these funds to reduce any Program fees Better owes. “Interchange fees” means the interchange fees or interchange reimbursement fees paid or payable in connection with the Better Customer’s use of the Card. In the event the collected amount exceeds Program fees, Notable will provide the excess amount as payment to Better;

(d)	provide a program of Cash Back Rewards to users of the Card as referenced in the Notable Cash Back Rewards Terms and Conditions;

(e)	provide a mobile-optimized, web-based portal for Better Customers to apply for their loan and manage their existing loan accounts;

(f)	maintain one or more call center(s) to respond to inquiries from Cardholders;

(g)

maintain a system of record to identify current customers, manage their application or loan status, track and control disbursement and repayment activity by all means, and other necessary functionality for originating, servicing and collecting on Notable loans as required by Applicable Law (as defined below);

(h)	maintain a system of controls to limit spend via the Card to Merchant Category Codes that constitute home improvement uses, which categories are to be agreed to by both Parties;

(i)	handle collection and recovery efforts with respect to delinquent accounts, in conjunction with Notable’s third-party collections and recovery partners, as applicable;

(j)	manage transaction disputes;

(k)	provide the customer data analytics reporting which will be reflected in a Schedule 1 agreed to by the Parties that will be incorporated into this Agreement;

(l)

(l) establish and administer a process to address Customer complaints regarding the Program, Notable, or the loan product, including a mechanism by which the complaints may be reviewed by appropriate employees of Notable. [***]

(m)	comply with all Applicable Law with respect to the originating, servicing or administration of the Home Improvement Loan Program.

2.2 Better’s Responsibilities.

(a)

Better will share certain Better Customer information with Notable pursuant to certain Better privacy and data sharing policies, which data is necessary in order for Notable to originate the Home Improvement Loans. Better will provide all notices and obtain all consents from each Customer as required under Applicable Law in connection with the sharing of any Better Customer information. Such Better Customer consent will be clear and conspicuous and will generally specify the categories of Customer information that Notable will receive and how Notable will use, store and otherwise process it, in addition to any other required disclosures under Applicable Law. Notable will maintain records (which may include technical logs, screenshots, versions of customer consents obtained) to demonstrate its compliance with this Section 2.2 and will promptly provide such records to Better upon request.

(b)	Better will market the Products pursuant to the Better Rewards Program. The parties agree that Notable will not pay Better any fees in connection with the marketing of the Products.

(c)

Better will bear primary responsibility for marketing the Program and will ultimately make all marketing decisions at its discretion; provided, however, that Better will consult with Notable and Notable will review any changes to Better’s marketing materials.

(d)	Better may, in its discretion, choose and implement marketing initiatives including offering value propositions to Better Customers through the Better Rewards Program.

(e)	Better will support the search and selection of investor(s) to purchase from Notable the Home Improvement Loans originated under this Program. [***]

ARTICLE III — PRIVATE LABEL BRANDING, MARKETING AND PROGRAM WEB PAGES

3.1 Better Landing Program Website. Better will maintain a Better-branded marketing landing page for Better Customers and Cardholders (“Program Website”). The Program Website shall be accessible by means of links from Better’s website and will contain or otherwise be associated with only such material and links as the Parties mutually agree upon, subject to Applicable Law including data privacy laws. Better will provide links to the Program Website on its marketing materials as the Parties agree upon.

3.2 Notable Program Website. Notable will maintain a Program website that will permit Cardholders to (i) apply for the Home Improvement Loan; (ii) view the Cardholder’s account information and billing statements, (iii) make payments on the Cardholder’s account via automated clearing house transfer or other payment mechanism, (iv) perform account maintenance, and (iv) contact customer service. [***] The content of such banner and will be jointly agreed to by both Parties in accordance with this Agreement. Notable shall not provide to the Home Improvement Loan customers any other external company advertising or marketing that would be considered a competing mortgage product to Better Mortgage or any similar product to that of Better’s Affiliates, including Better Real Estate, Better Settlement Services, and Better Cover.

3.3 Review of Marketing Materials

(a)

Review of Better Materials. Better will consult with Notable in the development of any communications, including emails, materials or other written, electronic or oral communications, regarding the Services (collectively, “Better Materials”). Prior to using any Better Materials, Better shall submit the same Better Materials to Notable for approval. Notable shall promptly notify Better of any information or statements therein related to Notable and/or the Products that Notable believes may be inaccurate, false, misleading, deceptive, or incomplete. If Notable so notifies Better or otherwise disapproves of any Better Materials, the Parties shall promptly and diligently work together to develop a mutually agreed upon form of such Better Materials.

(b)

Review of Notable Materials. Notable will consult with Better in the development of any communications including emails, materials or other written, electronic or oral communications regarding the Services (collectively, “Notable Materials”). Prior to using any Notable Materials, Notable shall submit the Notable Materials to Better for approval. Better shall promptly notify Notable of any information or statements therein related to Better or the Services that Better believes may be inaccurate, false, misleading, deceptive, or incomplete. If Better so notifies Notable or otherwise disapproves of any Notable Materials, the Parties shall promptly and diligently work together to develop a mutually agreed upon form of such Materials.

3.4 Private Label and Co-Branded Program. The Parties will mutually agree to the Program materials that will contain either private label for Better or co-branding of the Parties, provided, however, that the Cards will be private labeled as a Better Program and the Home Improvement Loan transaction documents will be Notable branded, as will the Home Improvement Loan customer portal.

ARTICLE IV — TERM AND TERMINATION

4.1 Term; Termination. This Agreement shall commence on the Effective Date and shall remain in effect for [***]. Adjustments to this Program may be agreed to via a program amendment or executed by replacing this agreement and all terms herein. This Agreement shall remain in effect during the first year unless terminated by either Party by written notice to the other Party specifying the cause of termination, [***]. Sections 4.2, 5.1, 5.3, 6.2, 7.1, 7.2, 8.1, 8.2, 8.8 and 8.10 of this Agreement shall survive any termination or expiration of this Agreement.

4.2 Effects of Termination. In the event of any termination of this Agreement as provided in Section 4.1, this Agreement (other than Article VII and Article VIII of this Agreement, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement. Additionally, should this Agreement be terminated by the occurrence of any of the events outlined in Section 4.1 above, there shall be a “Wind-Down Period” following the effective date of termination during which the Parties are required to wind-down the loan activities with respect to both Parties’ responsibilities under Article II of this Agreement until all such responsibilities have been performed with respect to any outstanding Home Improvement Loans.

ARTICLE V — CONFIDENTIAL INFORMATION AND TRADEMARKS

5.1 Confidential Information. The terms of this Agreement and any non-public information, including non-public Customer information, exchanged between Better and Notable, including, but not limited to, all business, technical and financial information that Notable obtains from Better, or that Better obtains from Notable, in connection with this Agreement shall be treated as the disclosing party’s confidential information (“Confidential Information”). The receiving party shall treat the disclosing party’s Confidential Information as confidential to and as the property of the disclosing party and use a degree of care not less than the degree of care it uses with respect to its own information of like nature to prevent unauthorized access, use or disclosure, which in any event shall be no less than a reasonable degree of care. The receiving party and its corporate Affiliates shall not disclose any Confidential Information to, and will not use any Confidential Information for the benefit of, any third party, except to the extent necessary to carry out its obligations under this Agreement; provided, however, that any party may share Confidential Information with its corporate Affiliates solely for the purpose of evaluating the relationship between the Parties, including without limitation, the program described in this Agreement.

Information is not considered Confidential Information if it: (a) is or becomes generally available to the public other than as a result of disclosure in violation of this Agreement; (b) was available to or already known by the receiving party on a non-confidential basis prior to its disclosure by the discloser; (c) is developed by the receiving party independently of any information acquired from the disclosing party; or (d) becomes available to the recipient on a non-confidential basis from a third party, provided that the receiving party has no reason to know that the third party is or may be bound by a confidentiality agreement with the disclosing party. This Agreement will not prohibit the disclosure of Confidential Information pursuant to a court order, subpoena or the requirement of any governmental authority, provided that the recipient promptly notifies the discloser of any such order or requirement to the extent permitted by law, and cooperates, at the discloser’s expense, in any effort to obtain a protective order from the issuing court or governmental authority limiting disclosure and use of the Confidential Information. Because of the unique and proprietary nature of the Confidential Information, each party shall be entitled to seek injunctive relief, without the necessity of posting any bond or surety, in addition to all other remedies available in law or equity in the event of any breach of this Section 4.

The receiving party will cease all use of the discloser’s Confidential Information and will return to the disclosing party all such Confidential Information in its possession or control, promptly upon the disclosing party’s request. Alternatively, at the disclosing party’s request, Confidential Information may be destroyed by shredding, erasing, or otherwise modifying the data to make it unreadable, undecipherable, and unrecoverable through any means. The requirement to return or destroy Confidential Information will not apply to Confidential Information that has been (a) incorporated into other documents for the internal use of the receiving party in performing its obligations or exercising its rights under this Agreement, or (b) stored for backup or archiving purposes, but the receiving party will continue to comply with the provisions of this Agreement regarding such Confidential Information.

5.2 Use of Marks. Better shall not, without Notable’s prior written consent, display or use, or instruct or permit others to display or use, any of Notable’s Trademarks (as defined below), or any words, phrases, pictures or graphics that are derived from or confusingly similar to the same, in any infringing manner or in any marketing, advertising or promotional efforts or materials, including, without limitation, in signs, brochures, business cards, directory listings, client lists, domain names, websites or Internet search engine technology. Notable shall not, without Better’s prior written consent, display or use, or instruct or permit others to display or use, any of Better’s Trademarks, or any words, phrases, pictures or graphics that are derived from or confusingly similar to the same, in any infringing manner or in any marketing, advertising or promotional efforts or materials, including, without limitation, in signs, brochures, business cards, directory listings, client lists, domain names, websites or Internet search engine technology. As used herein, “Trademark” means a party’s or its corporate affiliates’ company names, trade names, domain names, slogans, tag lines, logos, trademarks or service marks, whether or not registered.

5.3 Limited License. Notable’s name(s) and logo(s) are Trademarks of Notable, and no right or license is granted to Better to use such Trademarks, except as expressly set forth in this Agreement, and not inconsistent with Applicable Law. Better’s name(s) and logo(s) are Trademarks of Better, and no right or license is granted to Notable to use such Trademarks, except as expressly set forth in this Agreement, and not inconsistent with Applicable Law. Better grants to Notable a limited, non-transferable, non-sublicensable, non-exclusive, royalty-free license, during the term of this Agreement, to use, reproduce, transmit and display the Better’s Trademarks as described in this Agreement, subject to Better’s prior written permission with respect to the specific use of such limited license, and subject to Applicable Law, and any trademark guidelines that may be provided by Better to Notable from time to time. Notable grants to Better a limited, non-transferable, non-sublicensable, non-exclusive, royalty-free license, during the term of this Agreement, to use, reproduce, transmit and display Notable’s Trademarks as described in this Agreement, subject to Notable’s prior written permission with respect to the specific use of such limited license, and subject to Applicable Law, and any trademark guidelines that may be provided by Notable to Better from time to time.

5.4 Background IP. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party to this Agreement, as a result of this Agreement: (i) have any right under or to the preexisting intellectual property owned by the other Property (“Background IP”) except for the limited activities and purposes permitted by the licenses set forth in this Section 5; or (ii) obtain any ownership interest or other right, title, or interest in or to any other intellectual property or Confidential Information of the other Party, whether by implication, estoppel, or otherwise, including any items controlled or developed by the other Party, or delivered by the other Party, at any time pursuant to this Agreement. For the purposes of this Agreement, “Confidential Information” means any and all information disclosed under this Agreement that is marked as confidential or has an appropriate designation identifying the information as confidential pursuant to this Agreement (or is information that a reasonable person should consider confidential) disclosed by either Party to the other Party, including any “nonpublic personal information” (“NPI”) as defined in § 509 of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6809, and implementing regulations thereof.

ARTICLE VI — REGULATORY COMPLIANCE AND INFORMATION SECURITY CONTROLS

6.1 Compliance with Applicable Law. Each Party agrees that it will, at all times, comply with all local, state, or national laws, treaties and/or regulations (“Applicable Law”). For the avoidance of doubt, compliance with Applicable Law includes, but is not limited to, complying with all advertising, cybersecurity and data privacy laws applicable to a respective Party as well as obtaining any permits or licenses necessary for a Party’s operations and to perform its obligations under this Agreement. Each Party shall also require any of its vendors or others, including subcontractors to the extent permitted by the Agreement, who perform duties related to the Agreement to comply with all Applicable Law. If, in either Party’s reasonable judgment the performance of this Agreement would violate any Applicable Law, such Party may immediately suspend performance of this Agreement. Such action shall not constitute a default under this Agreement. Notable shall refrain from discriminating against Better Customers on any prohibited basis, and shall maintain policies that do not discriminate among its clients in any manner precluded by the Equal Credit Opportunity Act (15 U.S.C. §1691 et seq.).

6.2 Regulatory Complaints or Inquiries. If either Party receives any regulatory complaint or inquiry concerning acts or omissions of any Party in connection with this Agreement, the receiving Party shall promptly notify the other Party to the extent legally permissible. The receiving Party shall have complete control over the form and content of any response it provides to a regulatory complaint or inquiry as it relates to the receiving Party’s line of business.

6.3 Regulatory Approvals. Notable will obtain and maintain any necessary authority, approvals and licenses to provide unsecured lending services from the appropriate Governmental Authorities.

6.4 Privacy Controls. Notable shall (i) comply with all Applicable Laws related to the protection, privacy and security of the information that may be provided by Better and (ii) provide copies of its privacy and security policies, and material updates to those privacy policies.

6.5 Information Security. Notable shall at all times maintain and enforce industry standard written data protection policies and procedures in connection with the its handling and processing of Confidential Information, including but limited to the following: (a) information security management; (b) human resource security management; (c) physical and environmental security management; (d) communications and operations management; (e) information access control management; (f) business continuity and disaster recovery management; and (g) information disposal.

6.6 Security Incidents. Notable shall, no later than forty eight (48) hours after discovery, notify Better of any actual or reasonably suspected unauthorized acquisition, access, destruction or accidental loss, alteration, or disclosure involving any Confidential Information, including personally identifiable information, of Customers (“Security Incident”). Such notice to Better shall include, at a minimum, (a) the general circumstances and scope of the Security Incident; (b) the number of Customers that were affected; (c) a summary of the steps taken by Notable to secure the impacted data and information and preserve information necessary for any investigation; and (d) a summary of the remediation steps taken by Notable in response to the Security incident. If any of the foregoing information is not available at the time of initial notice to Better, Notable shall provide supplemental notice with such information as soon as it is reasonably determined or available.

6.7 Cooperation. Unless otherwise stated here, each Party shall use commercially reasonable efforts to: (i) perform its responsibilities in accordance with this Agreement; (ii) cooperate with and provide reasonable support to the other Party in connection with the other Party’s performance of its obligations under this Agreement; and (iii) work with the other Party to develop and improve the functionality of the Program and the services provided by Notable with respect to the Program.

ARTICLE VII — INDEMNIFICATION

7.1 Infringement indemnification. Notable, at its sole cost and expense, will indemnify and defend Better, its corporate affiliates and its and their respective officers, directors, employees, and agents and each of their successors and assigns (together, the “Better Indemnitees”) for and from [***]. Better, at its sole cost and expense, will indemnify and defend Notable, its corporate affiliates and its and their respective officers, directors, employees, and agents and each of their successors and assigns (together, the “Notable Indemnitees”) for and from [***]

7.2 General Indemnity. Each Party (the “Indemnitor”) will indemnify and defend the other Party, its corporate affiliates, and its and their respective officers, directors, employees, and agents and each of their successors and assigns (the “Indemnified Parties”) for and from any and all losses, liabilities, damages, actions, claims, demands, settlements, judgments, and any other expense including, but not limited to, attorneys’ fees and expenses, which are asserted against, incurred or suffered by the Indemnified Parties and which arise out of:

(a)	the violation of any Applicable Law, by the Indemnitor, its officers, directors, employees, or agents;

(b)	the material breach by the Indemnitor, its officers, directors, employees, or agents of any covenant, condition, warranty, or representation contained in this Agreement;

(c)	the gross negligence, or willful or wanton misconduct of the Indemnitor, its officers, directors, employees, or agents;

(d)

in the case of Notable as Indemnitor, any dispute between a Better Customer and Notable as it relates to (i) Notable’s activities pursuant to this Agreement, but only to the extent that such dispute does not arise out of or involve Better’s breach of this Agreement or material solely provided by and developed by Better in connection with this Agreement; or (ii) the Notable Products procured by the Better Customer; or

(e)

in the case of Better as the Indemnitor, any dispute between a Better Customer and Better as it relates to Better’s activities pursuant to this Agreement, but only to the extent that such dispute does not arise out of or involve Notable’s breach of this Agreement or material solely provided by and developed by Notable in connection with this Agreement or any Services.

ARTICLE VIII — MISCELLANEOUS

8.1 Limitation on Liability. EXCEPT FOR A BREACH OF SECTION 4, SECTION 8, OR THE INDEMNIFICATION OBLIGATIONS DETAILED IN SECTION 7 ABOVE, NEITHER PARTY NOR THEIR CORPORATE AFFILIATES SHALL BE LIABLE OR OBLIGATED UNDER ANY SECTION OF THIS AGREEMENT OR UNDER CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR (B) FOR ANY DIRECT DAMAGES, COSTS, LOSSES OR LIABILITIES IN EXCESS OF THE GREATER OF: (1) THE TOTAL AMOUNT PAID BY EITHER PARTY TO THE OTHER UNDER THIS AGREEMENT; OR (2) ONE THOUSAND ($1,000) U.S. DOLLARS.

NOTABLE’S LIABILITY WILL BE LIMITED TO THE AMOUNTS PAID TO NOTABLE BY BETTER FOR THE SERVICES DURING THE FOUR (4)-MONTH PERIOD IMMEDIATELY PRECEDING THE EVENTS GIVING RISE TO THE LIABILITY, PROVIDED, HOWEVER, THAT SUCH LIMITATION WILL NOT APPLY IN THE EVENT THERE IS GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

8.2 Representations; Warranty Disclaimer. Each Party represents and warrants to the other Party that (a) such Party has the required power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution of this Agreement and performance of its obligations thereunder do not and will not violate any other agreement to which it is a party; and (c) this Agreement constitutes a legal, valid and binding contract when signed by both Parties and with relevant related party approvals from Better’s Board of Directors. Both Parties represent and warrant that they each have all necessary right and license to use any Trademarks (as defined in Section 5.1) of third parties that will appear on Notable Material or Better Material, sites, pages, communications or other content. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THIS SECTION 8.2, EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, FOR ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND/OR IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING OR COURSE OF PERFORMANCE.

8.3 Notable Representations. The Parties mutually represent and warrant that in all decisions regarding the Notable Products, Notable alone shall act as the lender, and that Notable shall be the sole decision-maker for all Notable Product approval decisions and all decisions affecting the Notable Products individually. Notable represents and warrants that in connection with the Notable Products, it will at all times comply in all material respects with its own internal lending criteria, as well as any action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, binding interpretation, judgment, order, ordinance, proclamation, promulgation, regulation, requirement, rule, rule of law, settlement agreement, statute, or writ, of any governmental authority, or any particular section, part or provision thereof, including all Federal and state banking or securities laws, to which Notable is subject or by which it or any of its assets or properties are bound, and, as applicable the rules, requirements and regulations issued by credit card associations and the National Automated Clearing House Association, as well as any changes, supplements or amendments to the same. Notable represents and warrants that its interest rate on any Notable Products will not exceed the lowest applicable state usury rate.

8.4 Audit Rights. Upon reasonable advance written notice to Notable, Better, at Better’s sole expense, may audit Notable within the first six (6) months of the Program and annually thereafter for compliance with the terms of this Agreement, including Notable’s policies and procedures and records relating to express customer consents with respect to the loan agreement, autopay agreement, and other obligor-related documents related to the loan transactions. Better agrees that any such audit shall be subject to Notable’s reasonable security policies and procedures. Any Confidential Information received by Better in the course of Better’s audit of Notable shall be subject to the confidentiality obligations of Section 5.3 of this Agreement.

8.5 Relationships of the Parties. For all purposes of this Agreement, each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract.

8.6 Notices. All notices under this Agreement shall be in writing and sent via overnight courier or certified mail, return receipt requested, and shall be deemed given when personally delivered to the address of the Party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

If to Better:

Name: Better Mortgage Corporation

Address: 175 Greenwich Street, 59th Floor, New York, NY 10007

Attention: Director, Finance Strategy & Operations

Email: [***]

With a concurrent copy (which copy shall not constitute Notice) to:

Name: Better Mortgage Corporation

Address: 175 Greenwich Street, 59th Floor, New York, NY 10007

Attention: General Counsel

Email: [***]

If to Notable:

Name: Notable Finance, LLC

Address: Six Landmark Square, Floor 4, Stamford, CT 06901

Attention: Austin Lane, CEO

Email: [***]

With a concurrent copy (which copy shall not constitute Notice) to:

Name: Notable Finance, LLC

Address: Six Landmark Square, Floor 4, Stamford, CT 06901

Attention: Jenny Beaumont, General Counsel

Email: [***]

8.7 Assignment. Neither Party shall have any right or ability to assign, transfer, or sublicense any obligations or benefit under this Agreement without the written consent of the other Party, which shall not be unreasonably withheld, except that (a) this Agreement may be assigned by either Party to its successor-in-interest in connection with, (i) a merger, consolidation or similar corporate transaction, or (ii) a sale of all or substantially all of its assets or sale of the portion of its assets to which this Agreement pertains, and (b) the Parties shall have the automatic right, upon written notice, to assign this Agreement to an Affiliate created in the ordinary course of business. Any attempted sale, assignment, sublicense, or conveyance in violation of this Section 8.7 shall be void.

8.8 Governing Law. The Parties agree that this Agreement shall be governed by the laws of [***] without regard to the conflict of laws provisions thereof.

8.9 Severability. The Parties further agree that if any portion of this Agreement is illegal or unenforceable, such portion(s) shall be limited or excluded from this Agreement to the minimum extent required and the balance of this Agreement shall remain in full force and effect and enforceable.

8.10 Attorneys’ Fees. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.

8.11 Entire Agreement. This Agreement contains the entire understanding of the Parties regarding its subject matter and can only be modified or waived by a subsequent written agreement signed by both Parties.

ACCEPTED AND AGREED TO:

BETTER MORTGAGE CORPORATION		NOTABLE FINANCE, LLC

By:	/s/ Paula Tuffin	By:	/s/ Jenny Beaumont
Printed Name: Paula Tuffin		Printed Name: Jenny Beaumont
Title: CCO & General Counsel		Title: General Counsel
Date: 10/15/2021		Date: 10/15/2021

Schedule 1

To be inserted by agreement of the Parties.